Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 26, 2021, is by and between First Real Estate Investment Trust of New Jersey, a New Jersey trust (“FREIT”), and First Real Estate Investment Trust of New Jersey, Inc., a Maryland corporation and a wholly-owned subsidiary of FREIT (“FREIT Maryland”).

WITNESSETH:

WHEREAS, FREIT is a trust formed under the laws of the State of New Jersey;

WHEREAS, FREIT Maryland is a corporation formed under the laws of the State of Maryland; and

WHEREAS, the board of trustees of FREIT has approved the Merger (as hereinafter defined) in accordance with the requirements of FREIT’s Declaration of Trust and New Jersey law upon the terms and subject to the conditions of this Agreement, and directed that the Merger be submitted to the shareholders of FREIT for their approval; and

WHEREAS, the board of directors of FREIT Maryland has determined that the merger is advisable and the sole stockholder of FREIT Maryland has approved the Merger upon the terms and subject to the conditions of this Agreement; and

WHEREAS, FREIT’s Declaration of Trust and New Jersey law permit, and the Maryland General Corporation Law (“MGCL”) permits, the merger of a New Jersey trust with and into a Maryland corporation.

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the laws of the State of New Jersey and the State of Maryland, FREIT shall be merged with and into FREIT Maryland (the “Merger”). As a result of the Merger, the identity and separate existence of FREIT shall cease and FREIT Maryland shall continue as the surviving entity of the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02. Effective Time. The parties shall cause the Merger to be consummated by filing articles of merger with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), as required by, and executed in accordance with the laws of the State of Maryland. The Merger will be effective at the time (the “Effective Time”) the articles of merger are accepted for record by the SDAT, or as otherwise provided in the articles of merger.

Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the laws of the State of New Jersey and the State of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers and franchises of FREIT, shall vest in the Surviving Corporation, and all debts, liabilities and duties of FREIT shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Date, the [ten (10)] shares of FREIT Maryland common stock, par value $0.01 per share (“FREIT Maryland Common Stock”), issued and outstanding in the name of FREIT shall be canceled and retired and resume the status of authorized and unissued shares of FREIT Maryland Common Stock, and no shares of FREIT Maryland Common Stock or other securities of FREIT Maryland shall be issued in respect thereof. At the Effective Time, each issued and outstanding share of FREIT Common Stock, without par value, will be treated as set forth in Article II of this Agreement.

Section 1.04. Charter and Bylaws. The charter and bylaws of FREIT Maryland in effect at the Effective Time will be the charter and bylaws of FREIT Maryland as the Surviving Corporation until further amended in accordance with their terms and the MGCL.

Section 1.05. Directors and Officers. The directors of FREIT Maryland immediately prior to the Effective Time will be the directors of the Surviving Corporation thereafter, without change, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws. The officers of FREIT Maryland immediately prior to the Effective Time will be the officers of the Surviving Corporation thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s charter and bylaws.

Section 1.06. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of FREIT acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the proper officers of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of FREIT, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of FREIT or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.07. Further Assurances. Each of FREIT and FREIT Maryland will execute or cause to be executed all documents and will take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the State of New Jersey and the State of Maryland to consummate and effect the Merger and further the purpose of this Agreement.

Section 1.08. Conditions. Consummation of the Merger and related transactions is subject to satisfaction of the following conditions prior to the Effective Time:

(a)         The Merger must have been approved by the affirmative vote of a majority of the votes entitled to be cast by the shareholders of FREIT.

(b)        All regulatory approvals necessary, and any consents or waivers required to be obtained from parties to contracts of any nature with FREIT or any of its subsidiaries, in connection with the consummation of the Merger must have been obtained or waived.

Section 1.09. Termination; Amendment. This Agreement may be terminated and the Merger abandoned or deferred by either FREIT or FREIT Maryland by appropriate resolution of the board of trustees of FREIT or the board of directors of FREIT Maryland at any time prior to the Effective Time notwithstanding approval of this Agreement by the shareholders of FREIT, if circumstances arise which, in the opinion of the board of trustees of FREIT or the board of directors of FREIT Maryland make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to the rights of the shareholders of FREIT to approve any amendment that would have a material adverse effect on the shareholders of FREIT, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

ARTICLE II

CONVERSION OF SHARES

Section 2.01. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of FREIT common stock, without par value (“FREIT Common Stock”), outstanding immediately prior, except for treasury stock, thereto shall be converted into one fully paid and nonassessable share of FREIT Maryland Common Stock. Each share of FREIT Common stock owned by FREIT and treated as treasury stock will be cancelled and retired and no share of FREIT Maryland Common Stock or other securities of FREIT Maryland or other consideration will be issued in respect thereof.

Section 2.02. Stock Certificates. If any registered holder on the books and records of FREIT holds stock certificates representing FREIT Common Stock, such registered owner shall be entitled to retain the stock certificates representing FREIT Common Stock and such certificates shall thereafter be deemed to evidence the same number of shares of FREIT Maryland Common Stock until such time as the registered holder surrenders the applicable stock certificate to FREIT Maryland or its transfer agent for transfer of some or all of the shares evidenced thereby. When such certificates are so surrendered for transfer, FREIT Maryland shall either deliver new certificates in the name of FREIT Maryland or, if FREIT Maryland so determines and the applicable stockholder does not object, such shares shall thereafter be uncertificated.

Section 2.03. Options, Warrants and Convertible Securities. At the Effective Time, each outstanding option, warrant and right to purchase FREIT Common Stock, including those options and rights granted under any of FREIT’s Equity Incentive Plan (the “Equity Incentive Plan”), shall be converted into and become an option, warrant or right to purchase the number of shares of FREIT Maryland Common Stock equal to the number of shares of FREIT Common Stock currently subject to the option, warrant or right, at a price per share that will be equal to the same exercise price of the option, warrant or right to purchase FREIT Common Stock, and upon the same terms and subject to the same conditions as set forth in the Equity Incentive Plan and any other plan or agreement entered into by FREIT pertaining to such options, warrants or rights. A number of shares of FREIT Maryland Common Stock shall be reserved for purposes of the options, warrants and rights described in the preceding sentence equal to the number of shares of FREIT Common Stock so reserved as of the Effective Date. As of the Effective Date, FREIT Maryland shall assume all obligations of FREIT under agreements pertaining to such options, warrants and rights, including the Equity Incentive Plan, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

ARTICLE III

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, each of FREIT and FREIT Maryland has caused this Agreement to be duly executed under seal, all as of the date first above written.

FIRST REAL ESTATE INVESTMENT TRUST
OF NEW JERSEY, a New Jersey trust

By:	/s/ Robert S. Hekemian, Jr.
Robert S. Hekemian, Jr.
President and Chief Executive Officer

FIRST REAL ESTATE INVESTMENT TRUST
OF NEW JERSEY, INC., a Maryland corporation

By:	/s/ Robert S. Hekemian, Jr.
Robert S. Hekemian, Jr.
President and Chief Executive Officer

 4